Exhibit 99.2
Additional Schedules (Unaudited)
     On January 29, 2006, the Company conducted a conference call to discuss the results and trends for the quarter and year ended December 31, 2006. Management discussed the loan portfolio and the concentrations of the loan portfolio based on type and balance outstanding. The following schedules summarize the Company’s loan portfolio and allowance for loan losses activity for the year ended December 31, 2006.
     The following table sets forth the composition of the Company’s loan portfolio as of the indicated dates.

	December 31,		September 30,		December 31,
	2006		2006		2005
		% of		% of		% of
		Gross		Gross		Gross
	Amount	Loans	Amount	Loans	Amount	Loans
			(Dollars in thousands)

Commercial	$376,944	19.4%	$354,900	18.6%	$201,284	14.9%
Construction	424,181	21.8	420,627	22.0	358,785	26.6
Commercial real estate	761,742	39.0	762,125	39.9	496,819	36.8
Consumer
Home equity	147,366	7.6	147,573	7.7	115,429	8.5
Other consumer	9,373	0.5	9,520	0.5	4,273	0.3

Total consumer	156,739	8.1	157,093	8.2	119,702	8.8
Residential mortgage	227,762	11.7	214,967	11.3	174,184	12.9

Total loans, gross	1,947,368	100.0%	1,909,712	100.0%	1,350,774	100.0%
Net deferred fees	(552)		(686)		(778)

Total loans, net	$1,946,816		$1,909,026		$1,349,996

Loans held for sale	$2,672		$3,321		$1,912
     The following is a summary of loan concentrations based on balances for the year ended December 31:

	December 31,		December 31,
	2006		2005
		No. of		No. of
	Amount	Borrowers	Amount	Borrowers
		(Dollars in thousands)

$30.0 million or more	$94,523	3	$218,492	6
$25.0 million or more	144,999	5	273,277	8

     The following is a summary of the changes in the allowance for loan losses as of the indicated dates on a year-to-date basis:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2006	2006	2006	2006	2005
			(In thousands)

Beginning Balance	$17,760	$17,760	$17,760	$17,760	$16,217
Addition resulting from acquisition	3,244	3,244	—	—	—
Provision charged to operations	12,050	6,550	5,000	—	2,589
Loans charged off	(10,809)	(2,601)	(2,288)	(163)	(2,519)
Recoveries	984	589	402	140	1,473

Ending Balance	$23,229	$25,542	$20,874	$17,737	$17,760